NEUBERGER & BERMAN ADVISERS MANAGEMENT TRUST
                                CUSTODY AGREEMENT

                                   SCHEDULE A



SERIES                                           DATE ADDED TO AGREEMENT


Balanced Portfolio                                        May 1, 1995

Growth Portfolio                                          May 1, 1995

Liquid Asset Portfolio                                    May 1, 1995

Limited Maturity Bond Portfolio                           May 1, 1995

Partners Portfolio                                        May 1, 1995

Government Income Portfolio                               May 1, 1995

International Portfolio                                   May 1, 1997

Guardian Portfolio                                        October 15, 1997

Mid-Cap Growth Portfolio                                  October 15, 1997




Dated: October 15, 1997